                                                  EXHIBIT 99.04








                       VITAFORT INTERNATIONAL CORPORATION

                             Shares of Common Stock

                          ($.0001 par value per share)

                          Issuable Pursuant to Options
                    Granted or Which May be Granted Under its

                             1995 STOCK OPTION PLAN













                         ------------------------------

                            THIS DOCUMENT CONSTITUTES
                          PART OF A PROSPECTUS COVERING
                            SECURITIES THAT HAVE BEEN
                         REGISTERED UNDER THE SECURITIES
                                  ACT OF 1933.

                         ------------------------------

                                TABLE OF CONTENTS

HEADING                                                                     Page
-------                                                                     ----

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3

SECURITIES OFFERED . . . . . . . . . . . . . . . . . . . . . . . . . .       3

SUMMARY OF THE PLAN. . . . . . . . . . . . . . . . . . . . . . . . . .       3

GENERAL INFORMATION REGARDING THE PLAN . . . . . . . . . . . . . . . .       3
     Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
     Administration and Duration . . . . . . . . . . . . . . . . . . .       4
     Termination, Amendment and Modification . . . . . . . . . . . . .       5
     Eligibility and Extent of Participation . . . . . . . . . . . . .       5
     (Terms of Options)
          Term of Options. . . . . . . . . . . . . . . . . . . . . . .       6
          Option Exercise Price. . . . . . . . . . . . . . . . . . . .       6
          Exercisability . . . . . . . . . . . . . . . . . . . . . . .       6
          Payment on Exercise of Options . . . . . . . . . . . . . . .       7
          Adjustments Upon Changes in Capitalization . . . . . . . . .       7
          Withdrawal from Plan . . . . . . . . . . . . . . . . . . . .       7
          Lack of Transferability of Options . . . . . . . . . . . . .       8

APPLICABILITY OF ERISA; QUALIFICATION UNDER CODE SECTION 401 (a) . . .       8

INCOME TAX CONSEQUENCES. . . . . . . . . . . . . . . . . . . . . . . .       8
     Federal Income Tax Consequences:
          Generally. . . . . . . . . . . . . . . . . . . . . . . . . .       8
          Non-Incentive Stock Options. . . . . . . . . . . . . . . . .       9
          Incentive Stock Options. . . . . . . . . . . . . . . . . . .       9
     State and Local Tax Consequences. . . . . . . . . . . . . . . . .      10

RESTRICTIONS ON RESALE . . . . . . . . . . . . . . . . . . . . . . . .      11

FURTHER INFORMATION ABOUT THE PLAN/INCORPORATION OF CERTAIN
  DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . .      11

                                   THE COMPANY

     Vitafort International Corporation (the "Company") is a Delaware corporation whose principal executive offices are located at 1800 Avenue of the Stars, Los Angeles California 90067 (telephone: (310) 552-6393.

                               SECURITIES OFFERED

     The securities are offered pursuant to the Company's 1995 Stock Option Plan (the "Plan") described below. The securities offered pursuant to the Plan are shares of the Company's Common Stock Company having a par value of $.0001 per share ("Common Stock"). Shares delivered upon exercise of options may be either treasury stock or newly issued shares. The Plan authorizes the grant of options to purchase up to 40,000,000 shares of the Company's Common Stock.

                               SUMMARY OF THE PLAN

     The Plan was adopted by the Board of Directors of the Company (sometimes hereinafter, the "Board") and approved by the stockholders of the Company on during the period September to November 1995. The Plan is intended to comply with the provisions of Section 16b-3 of the Securities Exchange Act of 1934, as amended. No options granted under the Plan are "qualified" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Certain of the options granted under the Plan may be are eligible for treatment as Incentive Stock Options ("ISO's") within the meaning of Section 422A of the Code. (See heading hereunder entitled "Federal Income Tax Consequences.")

     As of January   , 1996, options to purchase all 40,000,000 shares of Common
Stock were outstanding under the Plan, all having expiration dates of in
November 199_, and all having an exercise price of $.15.  As of January   , 1996
no options granted under the Plan had been exercised.

     If for any reason an option granted under the Plan is cancelled or expires in whole or in part prior to termination or expiration of the Plan, any unpurchased shares covered thereby shall again be available for grant under the Plan provided that such later option is granted before termination of the Plan.

                     GENERAL INFORMATION REGARDING THE PLAN

     The following statements include summaries of certain provisions of the Plan and the options granted thereunder. These statements do not purport to be complete and are qualified in their entirety by reference to the provisions of the Plan, a copy of which has been filed an exhibit to the Registration Statement of which this Prospectus forms a part.

PURPOSE.

     The purpose of the Plan is to encourage ownership of stock of the Company by employees, officers, directors and other persons retained by and providing services to the Company and its subsidiaries and to provide additional incentives for them to promote the success of the Company.

ADMINISTRATION AND DURATION.

     The Plan is administered by the Board of Directors of the Company. As of the date of this Prospectus, the members of the Board and their addresses and telephone numbers are as follows:

     NAME                     ADDRESS AND TELEPHONE NUMBER
     ----                     ----------------------------

     Sheldon Schrager         1800 Avenue of the Stars - Suite 480
                              Los Angeles, California 90067
                              (310) 552-6393

     Mark Beychok             1800 Avenue of the Stars - Suite 480
                              Los Angeles, California 90067
                              (310) 552-6393

     Donald T. Wohl           1800 Avenue of the Stars - Suite 1114
                              Los Angeles, California  90067
                              (310) 551-1027

     Stanley J. Passarel      5 Lindview
                              San Rafael, California 94901
                              (415) 459-3029

     The Board of Directors is divided into three classes and one third of the Board of directors is elected annually by shareholders and serve until their successors are duly elected and qualify. Board members may be removed for cause by the affirmative vote of the holders of a majority of shares outstanding and entitled to vote for such purpose. Although the Plan may be administered by a committee of the Board, the Board has not deemed it necessary to establish a committee for that purpose. If the Board determines to establish a Committee to administer the Plan, members of the Committee will be appointed by the Board and serve until their successors are duly appointed. The Committee members may be removed from office by a majority vote of the Board of Directors of those present at a meeting at which a quorum is present. A majority of directors constitutes a quorum for the transaction of business.

     The Plan is due to expire on September 1, 2005. The Board may terminate the Plan at any time prior to its scheduled expiration.

TERMINATION, AMENDMENT AND MODIFICATION.

     The Board may modify or amend the Plan from time to time pursuant to its power and authority thereunder, except that, without majority stockholder approval, the Board may not (a) increase the maximum number of shares which in the aggregate are subject to options under the Plan (except in cases of changes in capitalization); (b) extend the terms of the Plan or the periods during which options may be granted or exercised; (c) in the case of any ISO granted under the Plan, reduce the option price below 100% (or below 110% in the case of an ISO granted to a "10% Holder", as such term is defined, under the Plan) of the fair market value of the stock issuable upon exercise of an option at the time of such option's grant (except that the Board may change the manner of determining the fair market value of the stock); (d) modify the requirements as to eligibility for participation in the Plan; (e) materially increase the benefits accruing to participants under the Plan; or (f) with respect to amend the Plan in any respect which would cause such options to no longer qualify for ISO treatment under the Code. No termination or amendment of the Plan can, without the consent of an individual option holder, adversely affect the rights of such option under an option previously granted to such option under any of the Plans. A "10% Holder" is a person who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company.

ELIGIBILITY AND EXTENT OF PARTICIPATION.

     All employees, officers, directors and other key persons retained by and providing services to the Company or its subsidiaries are eligible to participate under the Plan. The Board determines which of such persons shall be granted options and the number of shares subject to such options. In making such determinations, the Board may consider a person's duties, present and potential contributions to the success of the Company and such other factors as the Board may deem relevant in accomplishing the purposes of the Plan. Other than the limitations as to the total number of shares that may be subject to options under the Plans, there are no restrictions on the number of shares that may be subject to options which remain available for grant by the Company. However, the number of options granted to any individual during any calendar year which may be eligible for treatment under each of the Plans as ISO's is limited as described in this Prospectus under the heading "Federal Income Tax
Consequences."  As of January  , 1996,    employees and four directors were
participants in the Plan, and all of the Company's approximately    employees
were eligible to participate in the Plans.


TERM OF OPTIONS.

     Each option that has been granted has a term of ___ years commencing from the date of its grant. Options granted in the future shall have a term as set forth in the option, but in no event shall such term be more than ten years.

OPTION EXERCISE PRICE.

     The exercise price of (a) any option and ISO granted under the Plan may not be less than the 85% of the fair market value of the Company Stock at the time of its grant. The exercise price, however, of an ISO granted under the Plan to a 10% Holder may not be less than 110% of such fair market value. The exercise price of non-ISO options shall be as determined by the Board of Directors or by the Committee.

EXERCISABILITY.

     The Board of Directors or, if one is appointed, the Committee determines the time at which options may be exercised. Except in cases of an employee's death or termination of employment as discussed below, no option may be exercised by or on behalf of an employee to whom an option has been granted unless such employee has been in the continuous employ of the Company or its subsidiaries from the date of such option's grant to a date which is three months before its exercise. Each option granted under any of the Plans to an employee who subsequently dies but who was entitled to exercise such option at the time of his death, may be exercised only by such employee's heirs or devisees prior to the first to occur of: (i) six months after the death of such employee or (ii) three months after the appointment of an executor or administrator, but in no event later than the expiration of the term of the option. Similarly, any option granted under the Plan to an employee whose employment with the Company or its subsidiaries is terminated, other than for cause, after the date of such grant but who would have been entitled to exercise his option at the time of termination of his employment, may be exercised within three months after such employee's termination of employment but in no event later than the expiration of the term of the option.

PAYMENT ON EXERCISE OF OPTIONS.

     The Plan provides that the purchase price of the stock issuable upon exercise of an option shall be paid in full at the time of such exercise in cash, by payment to the Corporation in United States dollars in currency or by certified or bank check, or postal or express money order.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

     In the event of changes in the outstanding capital stock of the Company by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations or reorganizations, the number and class of shares available under the Plan, the number and class of shares or the amount of cash or other assets or securities available upon the exercise of any options granted under the Plan, and the maximum number of shares as to which options may be granted, shall be correspondingly adjusted, to the end that an optionee's proportionate interest in the Company, any successor thereto, or in the cash, assets or other securities into which shares are converted or exchanged, shall be maintained to the same extent, as near as may be practicable, as immediately before the occurrence of such event.

WITHDRAWAL FROM PLAN.

     The unexercised portion of any option granted under the Plan automatically terminates upon the earliest to occur of the stated termination date of the option or the following:

          (a) in the event the optionee's service with the Company or its subsidiaries is terminated by reason of the optionee's death or disability, then upon the first to occur of: (i) six months from the date of death or termination of employment or (ii) three months from the date an administrator, executor or other fiduciary is appointed for the estate of such decedent;

          (b) in the event the optionee's service with the Company or its subsidiaries is terminated by the Company without cause or due to the optionee's disability, or by the optionee with the Company's prior consent, three months from the effective date of termination; or

          (c) in the event the optionee's service with the Company or its subsidiaries is terminated for any other reason, including the optionee's voluntary resignation or retirement without the Company's prior consent or a termination for cause, immediately upon termination of service.


LACK OF TRANSFERABILITY OF OPTIONS.

     Options granted under the Plan are not transferable otherwise than by will or the laws of descent and distribution and, except as expressly provided above under the heading "Exercisability", are exercisable only during the optionee's lifetime.

REPORTS.

     Reports regarding the amounts and status of the accounts of the participants in the Plans, will be made with respect to an individual participant upon the request of such participant.

         APPLICABILITY OF ERISA; QUALIFICATION UNDER CODE SECTION 401(A)

     The Plans are not subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and are not qualified under Section 401(a)
of the Code.   There will be no fees, commissions or other charges in connection with the purchase of Common Stock pursuant to the Plans other than payment of the option exercise price.

                            INCOME TAX CONSEQUENCES

FEDERAL INCOME TAX CONSEQUENCES.

     GENERALLY. The Company recommends that each person granted an option under either of the Plan (hereinafter an "Optionee") consult with his personal tax advisor with respect to the specific tax aspects of option grants, exercises and subsequent dispositions of shares acquired on option exercises.

     The Plans is not a "qualified" stock bonus, pension or profit-sharing plan within the meaning of Section 401 of the Code, nor will any of the options to be granted under the Plans constitute a "qualified stock option" within the meaning of Section 422(b) of the Code.

     The Company will designate, at the time of an option grant, whether an option granted under the Plan will be a non-ISO or an ISO.

     NON-INCENTIVE STOCK OPTIONS. In general, the federal income tax consequences of any Plan option which is not an ISO are as follows: The Optionee is not considered to have received taxable compensation upon the grant of the option nor is the Company or employing subsidiary then entitled to any deduction for compensation attributable to the option. On exercise of the option, the Optionee is deemed to receive compensation includable in his gross income for tax purposes and the employing company is entitled to a corresponding deduction (assuming the compensation is reasonable in amount and the employing company satisfies its obligation to withhold income taxes), each in an amount equal to the difference between the option exercise price and the fair market value, at the date of option exercise, of the shares purchased on such exercise. Any difference between the fair market value of the option shares at the date of option exercise and the price at which the Optionee subsequently sells or otherwise disposes of the shares in a disposition which is a sale or exchange is treated as a capital gain or loss (assuming the shares are a capital asset in the Optionee's hands).

     INCENTIVE STOCK OPTIONS. With respect to options which are designated by the Company as ISO's, the Plan provides that the aggregate fair market value (determined at the time of option grant) of stock with respect to which ISO's become exercisable by the Optionee for the first time in any calendar year under all of the Company's stock option plans cannot exceed $100,000. ISO tax treatment is denied by the Code to any options in excess of this dollar limit.

     In general, the federal income tax consequences to the Optionee of the grant and exercise of an ISO and the resale of stock purchased on the exercise of an ISO are as follows: The granting of an ISO results in no federal income tax consequences to the Optionee. No income is recognized by the Optionee upon the exercise of an ISO. However, for purposes of the alternative minimum tax only, stock acquired pursuant to the exercise of an ISO will be subject to the rules applicable to non-ISO's. Thus, in general, the amount by which the fair market value of the option shares at the time of ISO exercise exceeds the option exercise price (the "Option Spread") will be an item of adjustment for purposes of the federal alternative minimum tax and thus the Option Spread may be subject to the alternative minimum tax. If the Optionee is subject to the alternative minimum tax in the year of the option exercise, the shares purchased upon the exercise of the ISO will generally have a tax basis equal to their fair market value at the time of ISO exercise only for purposes of computing gain or loss on a subsequent disposition of the option shares under the alternative minimum tax. If the Option Shares are sold in the same taxable year as the option exercise, the maximum amount that will be included in income for alternative maximum tax purposes will be the gain on the sale of the shares. If instead the Optionee is subject to the regular tax in the year of the disposition of his option shares, the shares purchased upon the exercise of an ISO will have a tax basis (for purposes of calculating gain or loss on such disposition under the regular tax) equal to their ISO exercise price. Each Optionee should consult his tax advisor as to the application of the alternative minimum tax to the exercise of ISO's and the disposition of shares acquired thereby.

     If the shares purchased upon the exercise of an ISO are disposed of by the Optionee (other than by transfer to his estate, executor, administrator or heir by reason of his death), neither
(a) within the two-year period following the grant of the option nor (b) within the one-year period following the acquisition of the shares by the Optionee, then upon such disposition, any excess of the sale price of the shares over the option exercise price will constitute capital gain to the Optionee (assuming the shares are a capital asset in his hands). If the Optionee sells the shares within such two-year period or one-year period (other than by transfer to his estate, executor, administrator or heir by reason of his death), the Optionee will generally recognize ordinary income to the extent that his tax basis in the shares is exceeded by the lesser of (i) the fair market value of the shares on the date the option was exercised, and (ii) the amount realized on the disposition of the shares, and the ordinary income will be added to the basis of the option shares for purposes of determining gain or loss on the sale of the option shares. If such sale occurs within the same taxable year as the option exercise and such sale would result in a tax loss to the Optionee (after the basis adjustment of the previous sentence), then the ordinary income to be recognized by the Optionee with respect to the exercise of the Option will be the excess (if any) of the amount realized on the sale over the basis of the stock (prior to the basis adjustment of the previous sentence).

     In general, the federal income tax consequences to the Company of the grant and exercise of ISO's under the Plans and the resale of shares purchased on the exercise of ISO's are as follows: The grant of an ISO results in no federal income tax consequences to the Company. In any year in which the Optionee recognizes ordinary income (as a result of a sale or other transfer of the shares within the two-year period or one-year period referred to above), the Company is entitled to a corresponding tax deduction assuming such compensation to the Optionee is reasonable in amount.

STATE AND LOCAL TAX CONSEQUENCES.

     State and local income tax consequences may, depending on the jurisdiction, differ from the federal income tax consequences of the granting and exercise of an option and any later sale by the Optionee of his option stock. There may also be, again depending on the jurisdiction, transfer or other taxes imposed in connection with a disposition, by sale, bequest or otherwise, of options and option stock. Optionees should consult their personal tax advisors with respect to the specific state, local and other tax effects on them of option grants, exercises and stock dispositions.

                             RESTRICTIONS ON RESALE

     Any purchaser of Common Stock who is an "control person" of the Company, as defined in Rule 405 under the Securities Act of 1933, as amended, may only reoffer or resell such shares pursuant to a separate prospectus under the provisions of Rule 415 promulgated under such Act or under the provisions of Rule 144 promulgated under such Act.

     As discussed above under the caption "Federal Income Tax
Consequences-Incentive Stock Options," the resale of shares acquired upon the exercise of ISO's within one year from the date of acquisition or two years from the date of option grant may have certain adverse federal tax consequences.

     Officers, Directors and beneficial owners of more than 10% of the Company's Common Stock acquiring options pursuant to the Plan are subject to Section 16 of the Securities Exchange Act of 1934, amended (the "34 Act"). Section 16(a) of the 34 Act requires all officers, directors and beneficial owners of more than ten percent of any class of the Company's equity securities to report on Forms 3, 4 and 5 to the Securities and Exchange Commission (the "Commission") all changes in the ownership of any of the Company's equity securities that are held by such individuals. This includes acquisitions and dispositions of shares of Common Stock and stock options issued under the Plans to officers, directors and greater-than ten percent beneficial owners of Common Stock. Any profit realized by an officer, director or greater- than ten percent beneficial owner on any acquisition and disposition, or any disposition and then acquisition, of shares of Common Stock or stock options issued under the Plans, which occurs within a six-month period is recoverable by the Company (or a stockholder suing on behalf of the Company) under Section 16(b) of the Exchange Act.

                     FURTHER INFORMATION REGARDING THE PLAN/
                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Additional information about the Plans and the administrators of the Plans may be obtained from Vitafort International Corporation, Corporate Secretary, 1800 Avenue of the Stars - Suite 480, Los Angeles, California 90067. The following documents filed by the Company with the Commission are incorporated herein by reference:

          (a)  The Company's Annual Report on Form 10-KSB filed pursuant to
     Section 13(a) or 15(d) of the Exchange Act that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed and also contains a description of the Company's Common Stock.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.


     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

     Copies of all documents incorporated by reference shall be made available to plan participants without charge upon a written request addressed to Corporate Secretary, Vitafort International Corporation, 1800 Avenue of the Stars - Suite 480, Los Angeles, California 90067.